ADMINISTRATIVE SERVICES AGREEMENT 2005

Between

A. L. Industrier ASA
Harbitzalleen, 3
0275 Oslo,
Norway;
("A. L. Industrier")

and

ALPHARMA AS
Harbitzalleen 3,
0275 Oslo,
Norway
("Alpharma")

A. L. Industrier and Alpharma are each individually a "Party" and are collectively "The Parties"

1.        PURPOSE

The Parties have entered into an Administrative Services Agreement for 2004, according to which Alpharma has been providing certain administrative services to A. L. Industrier, which automatically terminates at the end of the year.

The Parties have decided that Alpharma is to continue to provide certain services in 2005 to A. L. Industrier and for this reason the Parties have decided to enter into this Agreement with effect from 1 January 2005.

2.        THE SERVICES

2.1      The services to be provided by Alpharma to A. L. Industrier shall include the following:

2.1.1   Use of Alpharma's existing IT services at the Skoyen location, including financial systems, emails and various IT support services.

2.1.2   Use of the office space at the Skoyen location for the following 3 people: Stein Aukner, Einar W. Sissener (partial), Ragnhild Thelle (partial). The office space will be the same space that the people at present are using.

2.1.3   Use of standard office equipment at the Skoyen location such as but not limited to: copying machines, telephones, fax machines, computers.

2.1.4   Executive assistance (partial) provided by Ragnhild Thelle, if possible.

The services referred to above are hereinafter referred to as the Services.

2.2   To the extent that any Services would have a material adverse effect on Alpharma, Alpharma shall not be obligated to provide such Services.

3.        PAYMENT TO ALPHARMA

3.1       A. L Industrier shall pay Alpharma a fix yearly fee of 400,000 NOK, exclusive VAT for the Services rendered according to this Agreement. The fee will be paid in 12 equal monthly installments.

3.2       Alpharma shall on a monthly basis invoice A. L. Industrier for Services rendered in the previous month. The first payment shall be February 1, 2005 for the Services rendered In January 2005.

3.3       Payment according to the invoices shall be made in cash not later than 30 days after receipt of such invoice.

4.        TERM OF AGREEMENT

4.1        This Agreement shall begin on 1 January, 2005 and continue in force for 12 months after which it will automatically expire.

4.2        The Parties will discuss a possible extent of this Agreement on different terms at least 2 months before it expires.

5.        CONFIDENTIALITY

5.1       During the term of this Agreement and for a period of three years from the date of termination of this Agreement, Alpharma is to hold secret and in strict confidence any and all information and documentation related to A. L. Industrier and its activities; provided, however, that this provision shall not apply to information which at the time of disclosure to Alpharma is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by Alpharma or its representatives), or is available to Alpharma on a non-confidential basis from a source other than A. L. Industrier, provided that such source is not and was not bound by a confidentiality agreement with A. L. Industrier. Alpharma agrees not to disclose directly or indirectly to any third party, unless required by applicable laws or regulations, any information relating to A. L. Industrier or the business except in the due and proper performance during the term of this Agreement.

5.2       All documents, business related information, data and information received from A. L Industrier or created during the performance of the Services, shall be the exclusive property of A. L. Industrier, and Alpharma shall deliver to A. L. Industrier all such material and copies requested upon termination of this Agreement. Alpharma may, however, maintain a copy of such information if legally obliged to do so.

6.        STANDARD OF PERFORMANCE; INDEMNIFICATION

6.1       Alpharma warrants that in the performance of the Services hereunder, Alpharma and its personnel shall act with diligence, honesty and competence in accordance with the same standard as it applies to its own affairs, provided, that Alpharma shall not be liable to A. L. Industrier for any claims, demands, causes of action, loss, investigations, proceedings, damages, penalties, fines, expenses, insurance, and judgements, including attorneys' fees (herein collectively "Claims"), incurred by A. L. Industrier in connection with the Services provided by Alpharma hereunder, unless such Claims arise from Alpharma's material breach of this Agreement, or the willful misconduct or gross negligence of Alpharma.

6.2       A. L. Industrier agrees, to the fullest extent permitted by law, to hold Alpharma harmless and to indemnify and defend Alpharma from third parties for all Claims arising out of this Agreement, unless such Claim arose out of a material breach of this Agreement by Alpharma, or the willful misconduct or gross negligence of Alpharma.

6.3       Alpharma agrees, to the fullest extent permitted by law, to hold A. L. Industrier harmless and to indemnify and defend A. L. Industrier from third parties for all Claims arising out of a material breach of this Agreement by Alpharma, or the willful misconduct or gross negligence of Alpharma.

7.        INSURANCE

7.1       Alpharma will obtain and maintain throughout the period of this Agreement employer's liability, employee's compensation, and third party insurance and all other standard insurance relevant for Alpharma.

8.        ASSIGNMENT

Subject to the prior written consent of A. L. Industrier (which consent shall not be unreasonably withheld), Alpharma shall have the right to assign or delegate its obligations under this Agreement to a third party, provided that the assignee expressly assumes and agrees to perform the assigned obligations of Alpharma hereunder.

9.        ARBITRATION AND GOVERNING LAW

Any dispute arising directly or indirectly from this Agreement, shall, if no amicable settlement can be reached through negotiations, be finally settled by arbitration in Oslo, Norway, and subject to Norwegian law. The arbitration proceedings shall be held in accordance with Chapter 32 of the Norwegian Civil Procedure Act. Any Party being notified of such arbitration shall appoint its member to the Court of Arbitration within 30 days of receipt of notice. Unless otherwise agreed by the Parties or determined by the arbitrator in writing, the costs of the Arbitration shall be borne equally by both Parties.

10.        ENTIRE AGREEMENT

This Agreement contains the entire Agreement between the Parties with respect to the subject matters hereof and supersedes all previous documentation or understandings between the Parties, and may not be modified except in writing signed by duly authorized representatives of the Parties.

11.        NOTICES

Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed given if delivered personally, sent by reputable overnight courier or by registered or certified mail (return receipt requested), postage prepaid, or telecopied (which is confirmed) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to A. L. Industrier ASA

A. L. INDUSTRIER ASA
Postboks 158 Skoyen
N-0212 Oslo 2
Norway
Attention: Stein Aukner
Managing Director

with a copy to

WIERSHOLM MELLBYE & BECH
Kirkegaten 15
Postboks 400 Sentrum
0103 Oslo
Norway
Attention: Per Raustol

(b)    if to Alpharma at any time, to

Alpharma AS
c/o Alpharma Inc.
One Executive Drive
Fort Lee, NJ 07024

Attention:   Robert Wrobel, Executive Vice President,
Chief Legal Officer

with a copy to

KIRKLAND & ELLIS LLP
Citicorp Center
153 East 53rd Street
New York, New York 10022

Attention:   Andrew Nagel

12.        COUNTERPARTS

This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute one Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto.

Signed for and on behalf of	Signed for and on behalf of
A. L. INDUSTRIER ASA:	Alpharma AS:
/s/ Stein Aukner	/s/ Thor Kristiansen
By: Stein Aukner	By: Thor Kristiansen
Title: Managing Director	Title: Managing Director
Date: November 23, 2004	Date: November 29, 2004